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                                                                EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-1 of our reports dated August 23, 1996 on our audits of the financial statements of Personalized Programming, Inc., dated August 28, 1996 on our audits of Systems Plus, Inc. and Systems Plus Distribution, Inc., dated August 28, 1996 on our audits of RTI Business Systems, Inc., dated August 30, 1996 on our audits of Systems Management, Inc., dated September 1, 1996 on our audits of Medical Manager Division of Medix, Inc., dated September 10, 1996 on our audits of National Medical Systems, Inc. and dated September 10, 1996 on our audit of GBP with Excellence, Inc. We also consent to the reference to our firm under the caption "Experts".

                                        COOPERS & LYBRAND L.L.P.


Tampa, Florida
September 30, 1996